Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of ContextLogic Inc. of our reports dated March 12, 2025, relating to the consolidated financial statements as of and for the year ended December 31, 2024 and the effectiveness of internal control over financial reporting as of December 31, 2024, which appears in the Annual Report on Form 10-K of ContextLogic Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California
April 16, 2025